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                     July 20, 2023

       Nassim Usman, Ph.D.
       President and Chief Executive Officer
       Catalyst Biosciences, Inc.
       611 Gateway Blvd
       Suite 120
       South San Francisco, CA 94080

                                                        Re: Catalyst
Biosciences, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 30,
2023
                                                            File No. 000-51173

       Dear Nassim Usman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Stephen B. Thau, Esq.